Exhibit 5.1

Igler and Pearlman, P.A.

2457 Care Drive

Tallahassee, Florida 32308

November 8, 2024

Versus Systems Inc.

2900-500 Burrard Street

Vancouver BC V6C 3J4 Canada

Ladies and Gentlemen:

We have acted as counsel to Versus Systems Inc., a corporation formed under the laws of the Province of British Columbia (the “Registrant”), in connection with a Post-effective Amendment to the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with a proposed transaction in which the Registrant will change its jurisdiction of incorporation from the Province of British Columbia in Canada to the State of Delaware in the United States of America, through a continuance in accordance with the Business Corporations Act (British Columbia) and the Delaware General Corporation Law (the “Continuance”). The Delaware corporation that will continue in existence following the consummation of the Continuance is Versus Systems Inc., a Delaware corporation to be formed (“Versus Delaware”).

In connection with the Continuance, Versus Delaware will assume the Registrant’s 2017 Stock Option Plan (the “Versus BC Plan” and following such assumption by Versus Delaware, the “Versus Delaware Plan”), and each outstanding stock option granted by the Registrant pursuant to the Versus BC Plan (the “Versus BC Incentive Awards”) will be exchanged for an incentive award granted by Versus Delaware (the “Versus Delaware Incentive Awards”) pursuant to the Versus Delaware Plan. The Versus Delaware Incentive Awards will be subject to substantially the same terms and conditions as the Versus BC Incentive Awards, except that the securities issuable upon exercise or settlement of the Versus Delaware Incentive Awards will be shares of common stock, par value $0.0001 per share, of Versus Delaware (“Common Stock”) (or their cash equivalent) rather than common shares of Versus BC (“Common Shares”) (or their cash equivalent).

In addition, in connection with the Continuance, each outstanding warrant to purchase common shares of Versus BC granted by the Registrant (the “Versus BC Warrants”) will be exchanged for a warrant to purchase an equivalent number of shares of common stock of Versus Delaware granted by Versus Delaware (the “Versus Delaware Warrants”). The Versus Delaware Warrants will be subject to substantially the same terms and conditions as the Versus BC Warrants, except that the securities issuable upon exercise or settlement of the Versus Delaware Warrants will be shares of Common Stock (or their cash equivalent) rather than Common Shares (or their cash equivalent).

In connection with the Continuance, the Registrant is registering for issuance (i) 2,506,015 shares of Common Stock (the “Outstanding Shares”) to be issued in the Continuance with respect to the outstanding Common Shares, (ii) 28,990 shares of Common Stock underlying the Versus Delaware Incentive Awards (the “Incentive Award Shares”) and (iii) 896,645 shares of Common Stock underlying the Versus Delaware Warrants to be issued in the Continuance (the “Warrant Shares” and, together with the Outstanding Shares and the Incentive Award Shares, the “Shares”). Unless otherwise indicated, capitalized terms used herein have the meaning ascribed to them in the Registration Statement.

As counsel to the Registrant, we are familiar with the corporate proceedings taken by the Registrant to authorize the filing of the Registration Statement. We have examined originals or copies otherwise certified or identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for this opinion. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Registrant, public officials and others. We have not independently verified the facts so relied on.

We have assumed the genuineness of all manual and electronic signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. For the purposes of the opinion set forth below, we have also assumed that in connection with the issuance of the Shares, Versus Delaware will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

1.       The Outstanding Shares will, when issued and sold in the manner described in the Registration Statement, be legally issued, fully paid and non-assessable;

2.       The Incentive Award Shares will, when issued and sold in the manner described in the Registration Statement and in accordance with the terms of the applicable Versus Delaware Incentive Awards, be legally issued, fully paid and non-assessable;

3.       The Versus Delaware Warrants and the Warrant Shares, will, when issued and sold in the manner described in the Registration Statement and, in the case of the Warrant Shares, in accordance with the terms of the applicable Versus Delaware Warrants , be legally issued, fully paid and non-assessable; and

4.       The Versus Delaware Warrants, when issued and sold in the manner described in the Registration Statement, will be valid and legally binding obligations of Versus Delaware.

We express no opinion as to any laws other than the DGCL (the “Relevant Law”). The opinion expressed herein is based upon the Relevant Law and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Igler and Pearlman, P.A.

Igler and Pearlman, P.A.